UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 2, 2005 (February 24, 2005)

Date of Report (Date of earliest event reported)

ACCESS ANYTIME BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-28894	85-0444597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

5210 Eubank Blvd, NE
Albuquerque, New Mexico 87111

(Address of principal Executive offices)

(505) 299-0900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐                                    Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry into a Material Definitive Agreement

On February 24, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Access Anytime Bancorp, Inc. (the “Company”) approved amendments to the respective employment agreements for the Company’s Chief Executive Officer, Norman R. Corzine and the Company’s President, Don K. Padgett.  Both employment agreements were extended for an additional year and, effective March 1, 2005, the base annual salary for Mr. Corzine was raised by $10,000 to $190,000 per year, and the base salary for Mr. Padgett was raised by $15,000 to $165,000 per year.

In addition, the Committee approved a potential bonus distribution in early 2006 for 2005 performance of up to $100,000 to be shared equally by Mr. Corzine and Mr. Padgett.  The bonuses would be awarded at the discretion of the Committee based upon performance goals to be established by April 30, 2005.  Other terms and conditions of the employment contracts remain the same.

The Committee also approved the granting of 5000 options to purchase shares of Company common stock (1 share per option) to Mr. Corzine and 5000 options to Mr. Padgett.  The options were granted effective March 1, 2005 under the Restated and Amended Access Anytime Bancorp, Inc. 1997 Stock Option and Incentive Plan at an exercise price equal to the closing price of the common stock as quoted on the NASDAQ Small Cap Market on March 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCESS ANYTIME BANCORP, INC.

DATE: March 2, 2005
	By:	/s/ Norman R. Corzine
Norman R. Corzine, Chairman of the Board
and Chief Executive Officer
(Duly Authorized Representative)